UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2004

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:                                                (816) 421-6600

(Former name or former address, if changed since last report):                            Not Applicable

Item 5. Other Items and Regulation FD Disclosure.

        Aquila, Inc. announced it has reached an agreement with two sureties, Chubb Group of Insurance Companies and St. Paul Travelers. These companies had sought cash as collateral to support their guarantees of four prepaid natural gas supply contracts. The contracts are between Aquila and two parties – American Public Energy Agency (APEA) and the Municipal Gas Authority of Mississippi (MGAM). The agreement settles the company’s long-standing litigation with two Chubb companies, Federal Insurance Company and Pacific Indemnity Company, and a demand by St. Paul Travelers to support its surety bonds.

        In a separate development, Aquila said it is initiating a process to terminate three prepaid natural gas supply contracts in its unregulated business portfolio. As part of that process it is offering to make arangements for an alternate gas supplier who can continue supplying natural gas to APEA and MGAM. Two of the contracts are with APEA and one is with MGAM.

Item 7. Financial Statements and Exhibits.

      (c) Exhibits

Exhibit—10.1,	Stipulation of Settlement by and among Aquila, Inc., Aquila Merchant Services, Inc. and Federal Insurance Company and Pacific Indemnity Company, dated July 19, 2004.

Exhibit—10.2,	Escrow Agreement by and among Commerce Bank, National Association, Aquila, Inc., Aquila Merchant Services, Inc., Federal Insurance Company and Pacific Indemnity Company, dated June 29, 2004.

Exhibit—10.3,	Letter Agreement by and between Aquila, Inc., Federal Insurance Company and Pacific Indemnity Company, dated July 19, 2004.

Exhibit—10.4,	Collateral Deposit and Settlement Agreement by and among Aquila, Inc., Aquila Merchant Services, Inc. and Travelers Casualty and Surety Company, Seaboard Surety Company, St. Paul Fire and Marine Insurance Company, St. Paul Guardian Insurance Company, St. Paul Mercury Insurance Company and each of their subsidiaries and affiliates dated July 19, 2004.

Exhibit—10.5,	Letter Agreement by and between Aquila, Inc. and St. Paul Fire and Marine Insurance Company, dated July 16, 2004.

Exhibit—99.1,	Press release dated July 19, 2004, announcing settlement with sureties relating to long-term gas contracts.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson
Senior Vice President and
Chief Financial Officer
Date: July 20, 2004